Exhibit 10.19

Genius Group Ltd 8 Amoy Street, #01-01, Far East Square, Singapore 049950

Rav Karwal

1014 Broadway

Box 633

Santa Monica, CA, 90401

USA

5th June 2022

Dear Rav,

The Management of Genius Group (hereinafter referred to as “GG”) is pleased to offer you the position of Chief Revenue Officer (CRO) of GG.

The offer is for you to join us in this position with a Commencement Date of Wednesday 29th June 2022. The place of work is flexible, initially virtual, and to be mutually agreed in the future based on the most suitable location for yourself and the company as the company grows.

Your terms of employment are subject to, but not limited to, the following terms and conditions.

1)	DUTIES & RESPONSIBILITIES

As the CRO of Genius Group, you will be reporting directly to the CEO. Duties and responsibilities include:

●	Working directly with our CEO, you will set and execute GG’s strategy for meeting and growing revenue targets. In this capacity, you will be responsible for revenue growth across all of our business units.
●	In working closely with the CEO, you will occupy an important role in driving his and GG’s vision to the sales and revenue organizations throughout the company, ensuring a culture of growth in support of our goals.
●	You will work directly with business unit leaders and sales teams to set and execute revenue strategies, ensuring BU’s have the mix of team and tools to reach and exceed our goals, and to ensure teams are accountable for their goals and targets.
●	Major areas of responsibility include:
o	Growth & revenue
o	Sales
o	Partnerships
o	Product mix & product development
o	R&D on products and solutions to drive revenue
o	M&A Research & Due Diligence
●	Beyond those key areas, you may be charged with the following:
o	Create a common and shared outreach for current and future clients and coordinate its implementation across sales channels, client management, and marketing and communications
o	Develop growth strategies with the executive team and CEO
o	Create accountability within the company by developing appropriate metrics and coordinating compensation and promotions with these metrics
o	Prospect and close relationships with key target clients

o	Monitor the revenue pipeline and leads, adjusting as necessary to create sustainable growth
o	Establish both short-term results and long-term strategy, including revenue forecasting
o	Monitor the strategies and processes across the revenue cycle from customer acquisition to engagement to success
o	Fill management gaps by building and training individuals and teams in Sales and Account Management
o	Develop and implement robust sales management processes - pipeline, account planning, and proposals – and ensure full integration with our SalesForce tools
o	Oversee all Channel/Partner Development -- adding new sales channels and 3rd party resellers and partners
o	Drive a “lean startup” style environment of constant experimentation and learning
o	Leverage customer research (quantity and quality) to provide strategic leadership for brand architecture and positioning
2)	COMPENSATION

Your Annual Compensation package shall consist of the following

●	Salary of US$370,000 per annum
●	Performance bonus up to 50% of salary for achieving pre-agreed annual company performance targets
●	A suitable US health insurance scheme that will be mutually agreed based on market comparable schemes for your position and salary level. Said scheme to be implemented no later than November 30, 2022.
●	Restricted Stock Units (RSUs) in GG. These will be issued as follows:
o	You will receive a grant of RSUs amounting to US$1,000,000, on your Commencement Date with the company. RSU count will be determined by the GNS stock price at close of business on your Commencement Date. The RSU grants will vest three years after date of issue.
o	You will also receive RSUs amounting to US$1,000,000, each year on the anniversary of your Commencement Date. RSU count will be determined by the GNS stock price at close of business on the day of the grant. The RSU grants will vest three years after date of issue.
o	At the time at which the RSUs vest, they are assigned a fair market value based on our share price at the time. The RSUs are considered additional income, and income tax will be due at time of vesting.
o	If you are no longer employed with the company, all unvested RSUs will automatically expire.
o	This program will be reviewed after three years of service. Any change will be discussed and mutually agreed with you and will not leave you with less compensation than as outlined above.
o	As an officer of the company, your compensation package is subject to review and change by our Compensation Committee in the face of changing business conditions
3)	EXPENSES

You will be reimbursed for all reasonable business and travel expenses incurred in the normal course of business. This includes travel to our annual retreat and may include visiting our various offices, campuses and resorts to meet the teams and review the sales operations.

4)	PROBATION & CONFIRMATION

You shall be on Probation period for three months from the Commencement Date. You shall be confirmed on successful completion of your probation period.

Confirmation of your service is subject to suitable performance on pre-agreed performance expectations. Your probation period is liable to be extended subject to your performance for the period deemed necessary.

5)	NOTICE PERIOD

Prior to confirmation, you are required to serve one-month notice in writing or pay one month salary in lieu of notice (post managements approval).

On confirmation, you are required to serve three-month notice in writing or pay three-month salary in lieu of notice (post managements approval).

6)	TERMINATION OF SERVICE

GG retains the right to terminate services without any prior notice or payment in lieu of notice, in the event of any misrepresentation, misconduct, and violation of discipline, criminal offence, illegal action, breach of GG policy or any activities amounting to moral turpitude or jeopardizing the interests of the Company.

7)	INTEGRITY & CONFIDENTIALITY

You will be required to demonstrate a high degree of integrity in the performance of your responsibilities. During your employment with GG, you will have access to confidential and proprietary information of GG and its clients. You are expected to treat all such information in strict confidence. You need to adhere to organization’s policy and procedures, pertaining to information security basis your role requirement. You cannot disclose it to any person/s within or outside GG, nor can you use it for any purpose other than that specified.

It is understood that this offer and its terms are confidential in nature and shall not be disclosed to any third party without the prior written consent of both parties.

Breach of the above obligation gives GG the right to terminate employment with immediate effect and to initiate suitable civil or criminal action.

8)	COMPANY RULES & REGULATIONS

Your working hours, weekly-offs, holidays, leave rules etc. will be governed by the rules and regulations of GG. You will be required to work 5days/week. You will observe and be governed by all the rules and regulations of GG that are in force now and those that may come into force at a future date, even if they are not individually notified to you in writing. GG has the sole and absolute right to change any of its rules and regulations at any time to meet exigencies of business.

9)	AMENDMENT OF TERMS

GG reserves the right to cancel, add, amend or change any of the terms of your contract and all such terms shall be binding.

Please sign a copy of this letter and return it to us as a token of your acceptance of this offer within one week of receiving this Offer Letter.

We welcome you as a member of our team and wish you a successful journey with Genius Group.

Yours Faithfully,

For Genius Group Ltd

/s/ Roger James Hamilton
Roger James Hamilton
CEO, Genius Group Ltd

ACCEPTANCE FORM

I, Rav Karwal, accept this contract with Genius Group Ltd with the stipulated terms and conditions.

/s/ Rav Karwal	June 7, 2022
Signature	Date

/s/ Roger James Hamilton	June 8, 2022
For Genius Group Ltd	Date